Exhibit 10. 33

June 22, 2020

VIA ELECTRONIC MAIL

CONFIDENTIAL

Harvest Health & Recreation, Inc.

1155 West Rio Salado Parkway

Suite 201

Tempe, AZ 85281

Attn: Steve White, CEO

Re:	Purchase Agreement

Gentlemen:

This purchase agreement (“Purchase Agreement”), dated as of the date first set forth above (the “Effective Date”) sets forth the terms and conditions of a transaction (the Transaction”) pursuant to which HHI Acquisition Corp., a Delaware corporation (the Buyer”) and a wholly-owned subsidiary of Hightimes Holding Corp., a Delaware corporation (“Hightimes”) shall acquire (a) 100% of the issued and outstanding equity (the “ICG Equity”) of Interurban Capital Group, LLC, a Delaware limited liability company (“ICG”) from Harvest Enterprises, Inc., a Delaware corporation (“Enterprises”), and (b) 100% of the membership interests (the “Harvest Interests” and together with the ICG Equity, the “Acquired Equity”) of Harvest of Merced, LLC, a California limited liability company (“Merced”) and Harvest of Riverside, LLC, a California limited liability company (“Riverside” and together with Merced, the “Harvest Dispensaries”) owned by Steve White (“White”) and Harvest of California LLC, a California limited liability company (“HOC” and together with White and Enterprises, individually and collectively, the “Seller”). Harvest Health & Recreation, Inc., a British Columbia, Canada corporation and the parent of Enterprises (“Harvest Health”), the Seller and the Buyer are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”. Upon execution of this Purchase Agreement by the Parties, this Purchase Agreement shall form a legally binding and enforceable agreement between the Parties. This Purchase Agreement amends and restates in its entirety and supersedes an amended and restated purchase agreement among the Parties dated June 10, 2020 (the “Prior Purchase Agreement”).

1. Transaction. Subject to the terms and conditions of this Purchase Agreement:

(a) At the closing of Buyer’s acquisition of the ICG Equity (the “Initial Closing”), Enterprises shall sell to Buyer, and Buyer shall purchase from Enterprises, the ICG Equity for the consideration specified in Section 3(a) and Section 3(b) below. With respect to the entities numbered 3-10 on Exhibit A attached hereto (collectively, the “HAH Dispensaries” and together with the Harvest Dispensaries, the “Dispensaries”), it is understood and agreed that ICG currently owns assignments (the “Contingent Assignments”) of the right to acquire certain portions of the equity of the HAH Dispensaries referred to as “contingent interests” on Exhibit A (the “Contingent Interests”), but that the ownership of such Contingent Interests is subject to obtaining (i) approvals and consents of certain members or the board of managers of such HAH Dispensaries (the “Membership and Managers Approvals”) and (ii) all Regulatory Approvals (defined below) that may be contractually and legally required as contemplated on Exhibit A annexed hereto and in the Seller Disclosure Letter (as amended from time to time), in connection with the transfer of ownership of the Contingent Interests. Notwithstanding anything to the contrary herein, the Parties agree that ICG was converted from a Delaware corporation to a Delaware limited liability company immediately prior to the Initial Closing (the “ICG Conversion”) in connection with the assignment of certain ICG assets and liabilities pursuant to an assignment and assumption agreement substantially in the form set forth on Exhibit G attached hereto (the “ICG Assignment”).

1

(b) At the closing of Buyer’s acquisition of the Harvest Interests (the “Second Closing”), White and HOC shall sell to Buyer, and Buyer shall purchase from White and HOC, the Harvest Interests free and clear of all liens, mortgages or security interests for the consideration specified in Section 3(c). With respect to the Harvest Dispensaries, Buyer acknowledges that as of the Effective Date, White and HOC own the membership interests of the Harvest Dispensaries as set forth on Exhibit A and do not own 100% of the membership interests of the Harvest Dispensaries. Upon the execution of this Purchase Agreement, each of White and HOC shall use commercially reasonable efforts (which may include the making of certain payments to third parties on or before the Second Closing Date (defined below) in order to obtain 100% ownership of the Harvest Dispensaries on or prior to the Second Closing Date.

(c) Hightimes and Buyer each understand that it, and its control persons and shareholders are required to be listed on the cannabis licenses (the “Licenses”) held by the Dispensaries under applicable cannabis laws and the regulations of the California Department of Consumer Affairs, Bureau of Cannabis Control (“BCC”) and other applicable local governmental agency(ies) licensing and regulating the Dispensaries. Accordingly, without compensation therefor, but at no expense to any Seller, promptly following the Effective Date, the Buyer and Hightimes will do all lawful acts, including the execution of papers, providing fingerprints of its officers, directors and/or controlling owners and other ‘Live Scan’ information to the BCC and/or other applicable local governmental agency(ies) licensing and regulating the Dispensaries (collectively, the “Regulatory Authorities”), and lawful oaths and the giving of testimony as are required in transferring to the Buyer the Acquired Equity and to otherwise cooperate in all proceedings and matters relating thereto and shall promptly respond to any requests for information or documentation from the BCC or other Regulatory Authority relating to the transfer of the Acquired Equity. Each applicable Seller shall fully cooperate with Hightimes and the Buyer in connection with facilitating efforts to obtain all applicable regulatory approvals from the Regulatory Authorities (collectively, the “Regulatory Approvals”). In furtherance of the foregoing and in accordance with BCC procedures, on or before the Second Closing, White and HOC shall appoint Adam Levin as an officer of each of the Harvest Dispensaries and within five (5) Business Days after such appointment, such individual shall file an Owner application to be added to the Licenses of the Harvest Dispensaries. Each applicable Seller shall fully cooperate with the Buyer and Adam Levin in connection with the preparation and filing of all applications to obtain Regulatory Approvals. At the Second Closing, White and HOC shall retain a 20% interest in the Harvest Interests and Buyer shall receive an 80% ownership interest in the Harvest Interests in accordance with BCC regulations, subject to obtaining the required Regulatory Approvals following the Second Closing; at which time White and HOC shall relinquish their 20% ownership interest and Buyer shall receive a 100% ownership interest in the Harvest Interests.

2. Consideration.

(a) Purchase Price. The aggregate consideration for the Acquired Equity shall be US$67,500,000 (the “Purchase Price”), payable as set forth in Section 3 by Hightimes delivering to Enterprises: (a) USD$1,500,000 in cash (the “Cash Consideration”), and (b) 660,000 shares of Hightimes’ 16% Series A voting convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”); provided, that the Series A Preferred Stock shall be subject to adjustment as set forth in Section 2(b) below. White and HOC hereby direct Hightimes to deliver their respective portions of the Purchase Price to Enterprises.

2

Pursuant to the terms of its Certificate of Designations in the form of Exhibit B annexed hereto and made a part hereof, (the “Certificate of Designations”), the Series A Preferred Stock shall contain the following rights, privileges and designations:

(i) Stated or Liquidation Value. The Series A Preferred Stock shall have a stated or liquidation value of USD$100.00 per share or USD$66,000,000. At the Closing, Hightimes shall have no other series or class of preferred stock issued or outstanding. In addition, the Series A Preferred Stock shall have a priority on liquidation or a change of control of Hightimes over any other series of preferred stock created by Hightimes or its Common Stock (as defined below).

(ii) Dividends. Commencing on the later to occur of (A) September 30, 2020, or (B) the Closing Date, the Series A Preferred Stock shall pay a quarterly dividend at the rate of 16% per annum (the “Dividend”). The Dividend shall accrue and shall be added to the face amount of the Series A Preferred Stock issuable upon conversion of the Series A Preferred Stock.

(iii) Optional Conversion. Enterprises may convert all or any portion of the Series A Preferred Stock into shares of Hightimes Class A voting Common Stock (the “Common Stock”), as traded on the OTCQX Market or other securities exchange, at a conversion price per share of USD$11.00, subject to adjustment to USD$1.00 per share, based on the 11-for-one forward stock split (the “Approved Stock Split”) of the Hightimes Common Stock to be consummated upon completion of Hightimes’ Regulation A+ initial public offering; provided, that in no event shall the number of shares of Hightimes’ Common Stock issuable upon full conversion of the Series A Preferred Stock (the “Conversion Shares”), exceed 19% of the issued and outstanding shares of Common Stock, after giving effect to such optional conversion.

(iv) Mandatory Conversion. To the extent not previously converted into Conversion Shares, the then outstanding shares of Series A Preferred Stock shall be subject to automatic conversion into Common Stock on the earlier to occur of (a) two (2) years from the Initial Closing Date, or (b) if the market capitalization of the Common Stock, based on the volume weighted average closing prices for any ten (10) consecutive trading days, shall equal or exceed USD$300,000,000. In either event, the per share conversion price of the Series A Preferred Stock shall be the volume weighted average closing price for any ten (10) consecutive trading days immediately preceding the date of automatic conversion. Notwithstanding the foregoing, in no event shall the aggregate number of Conversion Shares exceed 19% of the issued and outstanding shares of Common Stock, after giving effect to any prior optional conversion or a mandatory conversion.

(v) Voting. The Series A Preferred Stock shall vote on an “as converted basis (based on the applicable per share Conversion Price) with the Common Stock.

3

(b) Purchase Price Reduction. Notwithstanding anything to the contrary set forth in Section 2(a) above or elsewhere in this Purchase Agreement, the Parties acknowledge and agree that certain Membership and Managers Approvals and Regulatory Approvals and Required Third-Party Approvals (collectively, the “Required Consents”) may not be obtained by the Initial Closing Date (defined below) or the Second Closing Date. With respect to any Dispensary for which any applicable Required Consent is not obtained within one year following the Initial Closing Date or the Second Closing Date (as applicable) and such failure to obtain such Required Consent results in Buyer being unable to exercise control over such Dispensary and receive the expected financial benefits of the Transaction with respect to such Dispensary, then, unless the failure to obtain such Required Consent is a direct result of any material breach of this Purchase Agreement by Hightimes or the Buyer, including the failure of Hightimes or the Buyer to use its commercially reasonable efforts (which shall not include having to make any additional payments to any member or manager of any Dispensary) to obtain such Required Consent, the Parties shall (i) remove such Dispensary from the list of Dispensaries to be acquired on Exhibit A, (ii) the Purchase Price shall be reduced accordingly based on the portion of the Purchase Price allocated to such Dispensary on the Allocation Schedule attached hereto as Exhibit C (the “Purchase Price Reduction”), and (iii) there shall be no further liability or obligation on the part of any Party hereto with respect to the failure to obtain such Required Consent or the removal of such Dispensary from Exhibit A. Any such Purchase Price Reduction shall be allocated 100% to the Series A Preferred Stock or the Conversion Shares and shall reduce the number of shares of Series A Preferred Stock or the Conversion Shares by a number of shares equal to the Purchase Price Reduction divided by (B) $100, as to the Series A Preferred Stock, or (B) the applicable conversion price per share, as to the Conversion Shares.

3. Purchase Price.

(a) Cash Consideration. Pursuant to the Prior Purchase Agreement, Hightimes paid to Enterprises the Cash Consideration as an initial deposit on the Purchase Price. Notwithstanding anything to the contrary herein or in the Prior Purchase Agreement, the Cash Consideration shall be nonrefundable and upon any termination of this Purchase Agreement, Enterprises shall retain the entire $1,500,000 Cash Consideration as full and complete liquidated damages and not as a penalty.

(b) Initial Closing. At the Initial Closing, in exchange for Enterprises’ assignment to Buyer of the ICG Equity, Buyer and Hightimes shall deliver to Enterprises 600,000 shares of Series A Preferred Stock, including a stock certificate evidencing such shares of Series A Preferred Stock, and Enterprises and Harvest Health shall deliver to Hightimes a Lockup Agreement and to Adam E. Levin a Proxy in accordance with Section 5 and Section 6 below. On or immediately prior to the Initial Closing, Hightimes shall have filed with the Secretary of State of the State of Delaware, the Certificate of Designations of the Series A Preferred Stock.

(c) Second Closing. At the Second Closing, in exchange for the Harvest Interests, Buyer and Hightimes shall deliver to Enterprises an aggregate of 60,000 shares of Series A Preferred Stock, including a stock certificate evidencing such shares of Series A Preferred Stock, and Enterprises and Harvest Health shall deliver to Hightimes a Lockup Agreement and to Adam E. Levin a Proxy in accordance with Section 5 and Section 6 below.

4. Representations and Warranties of the Parties. On the Effective Date, each of the Parties has made their respective representations and warranties set forth on Exhibit D annexed hereto and made a part hereof.

5. Lockup Agreement. On the Initial Closing Date and the Second Closing Date (as applicable), Harvest Health and Enterprises shall enter into a lockup agreement with Hightimes in the form of Exhibit E annexed hereto and made a part hereof (the “Lockup Agreement”), pursuant to which, inter alia, Harvest Health and Enterprises (individually and collectively, the “Stockholder”) may not affect any sale, assignment, pledge or transfer of the Series A Preferred Stock or any Common Stock issuable upon optional or mandatory conversion of the Preferred Stock (the “Conversion Shares” and with the Series A Preferred Stock, the “Hightimes Securities”) for a period of six (6) months following the first date that Hightimes Common Stock commences trading on the OTCQX Market or other securities exchange (the “Initial Trading Date”) and thereafter the Stockholder may effect public sales into the market of such Conversion Shares at the rate of 10% of such Conversion Shares every six (6) months (commencing on the six month anniversary of the Initial Trading Date) with the balance of such Conversion Shares to be subject to public sales into the market at the expiration of such five (5) year lockup period. Any private transfers of the Conversion Shares shall subject the transferee to the provisions of such Lockup Agreement

4

6. Proxy. On the Initial Closing Date and the Second Closing Date (as applicable), Enterprises and Harvest Health shall grant to Adam E. Levin, a five year proxy coupled with an interest to vote all of the Hightimes Securities on behalf of such Stockholder at any regular or special meeting of stockholders of Hightimes or in connection with any written consent required of Hightimes stockholders. The form of proxy is annexed hereto as Exhibit F and made a part hereof (the “Proxy”). By its terms, the Proxy shall terminate with respect to any public sales of Conversion Shares permitted to be made by Enterprises pursuant to the Lockup Agreement, but shall not terminate in connection with any private sales of Hightimes Securities and such transferee shall be subject to the terms thereof.

7. Closing.

(a) The Initial Closing shall occur simultaneously upon the execution of this Agreement, or at such other time or on such other date as Buyer and Enterprises may mutually agree upon in writing (in either case, the “Initial Closing Date”).

(b) The Second Closing shall occur no later than three business days following the satisfaction or waiver of all closing conditions set forth in Section 8(b), or at such other time or on such other date as Buyer and Enterprises may mutually agree upon in writing (in either case, the “Second Closing Date”). Notwithstanding the foregoing, if all of the closing conditions set forth in Section 8(b) below shall not have been satisfied by September 30, 2020 or such later date as the Parties may agree (the “Outside Second Closing Date”), either Enterprises or Hightimes may terminate this Purchase Agreement with respect to the Second Closing only.

8. Closing Conditions.

(a) The Parties acknowledge and agree that the following events have occurred: (i) Enterprises has provided Hightimes with evidence satisfactory to Hightimes that High Alpine Investors, LLC, a Washington limited liability company (“High Alpine”) has released the security interest it holds in ICG’s assets pursuant to that certain Secured Note in the principal amount of $19,128,100 dated February 21, 2019 issued by ICG in favor of High Alpine, as amended (the “High Alpine Note”); (ii) Enterprises has provided Hightimes with evidence satisfactory to Hightimes that ICG has completed the ICG Conversion and the ICG Assignment (including the transfer and assignment of all of ICG’s liabilities under the High Alpine Note); and (iii) Hightimes has provided Enterprises with evidence satisfactory to Enterprises that ExWorks Capital I, L.P. has consented to the transactions contemplated by this Agreement. In connection with the foregoing, Enterprises, in its capacity as the sole member of ICG, hereby authorizes Buyer or Hightimes to file a UCC Form -3 termination statement in the States of Delaware and Washington reflecting the release of the security interest granted to High Alpine under the High Alpine Note.

(b) The Parties’ obligation to close the purchase and sale of the Harvest Interests shall be subject to the following closing conditions: (i) Seller shall furnish to Buyer (A) all applicable Regulatory Approvals with respect to the Harvest Dispensaries; and (B) such additional consents, approvals, assignments and agreements from such third parties as shall be required to vest in the applicable Seller all right, title and interest in and to the Harvest Interests (collectively, the “Required Third-Party Approvals”); (ii) no Material Adverse Change shall have occurred with respect to the Harvest Dispensaries; (iii) the Parties shall have obtained to the extent legally required, all consents of landlords under leases to which any Harvest Dispensary is a party; (iv) there exists no pending litigation, illegality or injunction that would prevent the Second Closing and the consummation of the acquisition of the Harvest Interests; and (v) such other closing conditions as may be set forth in a mutually acceptable amendment to this Purchase Agreement.

5

As used herein, the term “Material Adverse Change” means any circumstance, occurrence, event, condition or change first arising after the Effective Date that has a material adverse change on the business, results of operations, or financial condition of the Dispensaries; provided, however, that “Material Adverse Change” shall not include any circumstance, occurrence, event, condition or change attributable to: (A) general economic or political conditions; (B) conditions affecting the industries in which the Dispensaries operate, including resulting from the COVID-19 virus; (C) any changes in financial, banking or securities markets in general; (D) a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any changes in applicable laws (or the enforcement thereof) or accounting rules (including GAAP); or (F) the failure of White or HOC to obtain any Regulatory Approval or Required Third-Party Approval with respect to the Harvest Dispensaries; provided, further, that in the case of each of the foregoing clauses (A)-(F), any such circumstance, occurrence, event, condition or change shall be excluded only to the extent that the Seller is not disproportionately affected compared to Persons operating in the same industry in which the Seller operates.

9. Furnishing of Information.

(a) To the extent allowed under applicable law, Enterprises, as the “Disclosing Party” shall provide Hightimes, and its respective Representatives (as defined below): (i) access to the offices, properties and other facilities, books and records, employees, vendors, customers and advisors of Disclosing Party with respect to the Dispensaries; and (ii) access to such financial and operating data, agreements, documents and other information regarding the business, operations, assets, liabilities, financial condition and prospects of the Dispensaries as Hightimes and its Representatives may from time to time reasonably request. “Representatives” shall mean: (a) employees of Hightimes; (b) Hightimes attorneys, accountants or other professional business advisors or consultants engaged, in whole or in part, in connection with evaluating the Transaction; and (c) directors, officers, shareholders, members, managers and advisors of the Hightimes.

(b) Seller shall have the right to supplement or amend the Seller Disclosure Letter from time to time prior to the Initial Closing and the Second Closing (as applicable) with respect to any matter hereafter arising or of which it becomes aware after the Effective Date.

10. Confidentiality. Each of the Parties acknowledges and agrees that it is bound by the Mutual Nondisclosure Agreement, dated as of January 22, 2020, by and between Hightimes and Enterprises (the “NDA”), and that such NDA is hereby incorporated by reference in this Purchase Agreement and made an integral part hereof. Neither the Buyer nor Enterprises shall publish or release to third-parties derogatory or disparaging statements about each other or any other Party-affiliated companies, their owners or representatives, their employees or their shareholders, members, officers, managers or directors in any form or medium of communication of any kind, including but not limited to interviews, phone calls, emails, social media, internet spamming, chat rooms, blogging and web sites.

11. Fees and Expenses. Each Party shall bear its or his own expenses, including without limitation all fees and expenses of its Representatives, in connection with due diligence and the negotiation and preparation of this Purchase Agreement and the Exhibits hereto.

6

12. Governing Law; Choice of Forum. This Purchase Agreement shall be governed by, and construed in accordance with, the laws and regulations of the State of California without regard to any law or principle that otherwise would cause the application of any law(s) of any other state or jurisdiction. Any dispute among the Parties which cannot be settled by mutual agreement shall be subject to final and binding arbitration before a retired judge in accordance with the JAMS dispute resolution system located in Los Angeles, California. The losing Party in any such arbitration shall bear 100% of the costs of such arbitration. The decision of the arbitrator shall be final and binding on the Parties hereto and may be enforced by the prevailing Party in any court of competent subject matter jurisdiction located in Los Angeles County, State of California. Each Party consents to the venue, and the personal jurisdiction over such Party, of such court located in Los Angeles County, State of California, in (or with respect to) any such action, suit, claim, or cause of action. Further, each Party waives any and all arguments, motions and other objections that any court located in Los Angeles County, State of California, is an inconvenient forum (forum non conveniens) for any such action, suit, claim or cause of action.

13. Entire Agreement. The legally binding obligations of this Purchase Agreement and the other documents to be delivered hereunder and the Exhibits hereto (collectively, the “Transaction Documents”) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior or contemporaneous negotiations, understandings, agreements, promises, representations and/or warranties with respect thereto, including the Prior Purchase Agreement.

14. Counterparts. This Purchase Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. The delivery of facsimile or .pdf email signatures to this Purchase Agreement shall have the same force and effect as delivery of original signatures.

15. Termination. This Purchase Agreement may be terminated at any time after the Initial Closing and prior to the Second Closing as follows:

(a) the mutual agreement of Hightimes and Enterprises;

(b) by Hightimes upon written notice to Enterprises if there is a Material Adverse Change;

(c) by Hightimes upon written notice to Enterprises if Hightimes is not then in material breach of any provision of this Purchase Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Enterprises or any Seller pursuant to this Purchase Agreement that would give rise to the failure of any of the conditions specified in Sections 8(b) and such breach, inaccuracy or failure cannot be cured by Enterprises within 10 days of Enterprises’s receipt of written notice of such breach from Hightimes;

(d) by Enterprises upon written notice to Hightimes if Enterprises is not then in material breach of any provision of this Purchase Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Hightimes pursuant to this Purchase Agreement that would give rise to the failure of any of the conditions specified in Section 8(b) and such breach, inaccuracy or failure cannot be cured by Hightimes within 10 days of Hightimes’s receipt of written notice of such breach from Enterprises;

(e) by Hightimes or Enterprises in the event that: (i) there shall be any law that makes consummation of the transactions contemplated by this Purchase Agreement illegal or otherwise prohibited; or (ii) any governmental authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Purchase Agreement, and such governmental order shall have become final and non-appealable; and

7

(f) by either Enterprises or Hightimes in the event the Second Closing has not occurred by the Outside Second Closing Date.

In the event of the termination of this Purchase Agreement in accordance with this Section 15, this Purchase Agreement shall forthwith become void with respect to the Second Closing only and there shall be no liability on the part of any Party hereto except the obligations of the Parties contained in Section 2(b) and Sections 10-17 of this Purchase Agreement shall survive in accordance with their terms following any termination of this Purchase Agreement.

16. Material Non-Public Information Warning. The Transaction may constitute material, non-public information concerning Hightimes and Harvest Health & Recreation Inc., a British Columbia corporation and parent company of Enterprises (“Harvest Health”). Each Party acknowledges that securities laws prohibit any person who is aware of this information from purchasing or selling securities of either party or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities of Hightimes or Harvest Health in reliance upon such information.

17. Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, no Party to this Purchase Agreement shall make any public announcements in respect of this Purchase Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

18. Exclusivity. Until such time as this Purchase Agreement is terminated in accordance with the provisions of Section 15 (the “Exclusivity Period”), neither Harvest Health, ICG nor its Representatives shall, directly or indirectly: (i) initiate any contact with; (ii) solicit, encourage or respond to any inquiries or proposals by; (iii) enter into or participate in any discussions or negotiations with; (iv) disclose any information concerning the business, assets, liabilities, income, expenses, or properties of such party to; (v) afford any access to the properties, books or records of such party to; or (vi) enter into any agreement, term sheet or contract with, or consummate or close any transaction with, any individual(s) and/or entity(ies) in connection with any possible proposal regarding a Competing Opportunity (as defined below). Notwithstanding the foregoing, nothing shall preclude, prohibit, limit or otherwise restrict the Parties from proceeding with the Transaction. “Competing Opportunity” shall mean (x) the direct or indirect sale or purchase of all or any portion of the stock, membership interests or other equity of any of the Dispensaries; (y) a merger or consolidation involving Harvest Health; or (z) any similar transaction that would make the consummation of the Transaction contemplated hereby impossible or impracticable.

Balance of page intentionally left blank – signature page follows

8

If the foregoing is acceptable, please so indicate by counter-executing and dating this Purchase Agreement below and returning it to the undersigned.

Very truly yours,

Hightimes Holdings Corp.

By:	/s/ Adam E. Levin
Adam E. Levin, Executive Chairman

HHI Acquisition Corp.

By:	/s/ Adam E. Levin
Adam E. Levin, Executive Chairman

Accepted and agreed as of

June 22, 2020:

Harvest Enterprises, Inc.

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

/s/ Steve White
Steve White

Harvest of California, LLC

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

Harvest Health & Recreation, Inc.

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

9

EXHIBIT A

Dispensaries

Harvest Dispensaries	Ownership/Transfer Rights
1. Harvest of Merced, LLC

Harvest of California – 5%

Steve White – 83%

Edgar Contreras – 5%

Anna Blazevich – 5%

Brian Vicente – 2%

Steve White is the CEO of Harvest Health and he and HOC will transfer their respective interests, subject to the Buy/Sell and ROFR provisions set forth in the operating agreement of the company and any required regulatory approvals

Neither HOC nor Steve White has any drag rights

Buy/Sell – any Member has the right to offer to buy interests of other Member(s) and the Member(s) receiving the offer have right to either accept the offer or acquire the interests of the offering Member

ROFR - no Member may transfer any interests unless it first offers to sell such interests to the other Members (other Members not required to match any earnest money or similar deposit or any security requirements)

2. Harvest of Riverside, LLC dba Harvest of Homeland

Sandra Christensen – 100%

As of the date hereof, neither White nor HOC has any rights to acquire any interests in Harvest of Riverside. HOC is currently negotiating with Ms. Christensen to acquire 95% of her interests.

3. HAH 1 LLC 1894 E. Hobsonway Blythe, CA 92225

Ryan Kunkel – 100%

Contingent Interests = 100%*

Kunkel has assigned his interests to Core Competencies LLC (a wholly-owned subsidiary of ICG); provided, however, that such assignment is contingent upon receipt of all regulatory approvals

*Assignment of Contingent Assignment requires consent of the Manager (i.e., Kunkel)

10

4. HAH 2 CA LLC 152 Geary St. San Francisco, CA 94108

Ryan Kunkel – 51%

Todd Shirley – 9%

Alexis Bronson – 40%

Contingent Interests = 60%*

Kunkel and Todd Shirley have assigned their interests to Core Competencies LLC (a wholly-owned subsidiary of ICG); provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Neither ICG nor Harvest holds any rights to acquire the 40% interest held by Bronson

*Assignment of Contingent Assignment requires consent of the Board of Managers of HAH 2 CA LLC

5. HAH 3 LLC 590 South E St. San Bernardino, CA 92408

Ryan Kunkel – 72%

Charles Boyden – 25%

Constancio Sanchez – 3%

Contingent Interests = 100%*

Sanchez has assigned his interests to Kunkel; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Sanchez’s assignment will either need to be cancelled and a replacement contingent assignment executed whereby he assigns his interests to ICG, or Kunkel will be required to assign Sanchez’s interests directly to the Buyer

Kunkel and Boyden have assigned their interests to ICG; provided, however, that such assignments are contingent upon receipt of all regulatory approvals

*Assignment of Contingent Assignment requires consent of the Manager (i.e., Kunkel)

11

6. HAH 4 CA LLC 5600 Geary Blvd. San Francisco, CA 94121

Ryan Kunkel – 60%

JanAva Whitmere – 40%

Contingent Interests = 60%*

Kunkel has assigned his interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Neither ICG nor Harvest holds any rights to acquire the 40% interest held by Whitmere

*Assignment of Contingent Assignment requires consent of the Board of Managers of HAH 4 CA LLC

7. HAH 5 LLC 709 and 721 Broadway (2 locations) Oakland, CA 94607

Ryan Kunkel – 49%

J. Chase – 51%

Contingent Interests = 49%*

Kunkel has assigned his interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Neither ICG nor Harvest holds any rights to acquire the 51% interest held by Chase

*Assignment of Contingent Assignment requires consent of the Board of Managers of HAH 5 LLC

8. The Black Card LLC 7817 Oakport St. Oakland, CA 94621

Ryan Kunkel – 50%

Marshall Crosby – 50%

Contingent Interests = 50%*

Kunkel has assigned his interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

Neither ICG nor Harvest holds any rights to acquire the 50% interest held by Crosby

*Assignment of Contingent Assignment requires consent of the Board of Managers of The Black Card LLC

12

9. HAH Coalinga LLC 286 N. 5th St. Coalinga, CA 93210

Ryan Kunkel – 100%

Contingent Interests = 100%*

Kunkel has assigned his interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

*Assignment of Contingent Assignment requires consent of the Manager (i.e., Kunkel)

10. Reefside Health Center Inc. 1104 Ocean St. Santa Cruz, CA 95060

Have a Heart Santa Cruz, LLC (“HAHSC”) – 9.9%

Jakob Laggner – 90.1%

Contingent Interests = 9.9%

Kunkel owns 100% of HAHSC and has assigned his HAHSC interests to ICG; provided, however, that such assignment is contingent upon receipt of all regulatory approvals

HAHSC is obligated to pay $10,000 month to Laggner pursuant to an option agreement whereby HAHSC has the option to acquire Laggner’s 90.1% interest for $2,252,500; the monthly payments do not reduce the purchase price for the interests. The obligation to pay $10,000 per month is capped at $2,000,000 if terminated prior to option exercise

Despite the option, the City of Santa Cruz does not permit the transfer of more than 20% of the ownership interest of a licensed entity

Any owner of Reefside Health Center Inc. must be a local resident

*Assignment of Contingent Assignment requires consent of the Manager (i.e., Kunkel)

Additional disclosure regarding Ryan Kunkel: Ryan Kunkel (“Kunkel”) is a former shareholder of ICG. Harvest Health acquired ICG via a merger agreement on March 10, 2020. On April 3, 2020, Harvest Health filed a Notice of Intention to Arbitrate before the Judicial Dispute Resolution, LLC in Seattle, Washington against Kunkel and certain other parties to the merger agreement to compel mandatory arbitration for breach of contract, engaging in unfair or deceptive acts or practices, tortious interference with contractual relationships, and awards of damages, treble damages, and fees and costs. On April 2, 2020, Kunkel filed a motion for temporary restraining order seeking access to certain records and accounts related to the operation of its business. On April 7, 2020, the court denied the motion. The current state of litigation with Kunkel is limited to operations in the State of Washington and continues to evolve on a daily basis.

13

EXHIBIT B

Form of Certificate of Designations

HIGHTIMES HOLDING CORP.

The undersigned, the Executive Chairman of Hightimes Holding Corp., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the following resolution creating a series of preferred stock to be designated as Series A Convertible Preferred Stock, was duly adopted on June 10, 2020.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), there hereby is created out of the 10,000,000 shares of authorized preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation, as authorized in Article FIFTH of the Corporation’s Certificate of Incorporation, a series of Preferred Stock of the Corporation, to be designated “Series A Preferred Stock,” consisting of up to seven hundred and fifty thousand (750,000) shares of Hightimes’ 16% Series A voting convertible preferred stock, par value $0.0001 per share, which Series A Preferred Stock shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Number.

(a) A series of Preferred Stock of the Corporation, designated as voting, convertible Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), is hereby established. The number of authorized shares of Series A Preferred Stock to be issued shall initially be six hundred and sixty thousand (660,000) shares. The remaining ninety thousand (90,000) authorized shares shall be allocated to the payment of any accrued dividends payable on the issued shares of Series A Preferred Stock in accordance with Section 3 below.

(b) The stated value of the Series A Preferred Stock shall be One Hundred Dollars ($100.00) per share (“Stated Value”).

(c) The Series A Preferred Stock is being issued to Harvest Enterprises, Inc. (“Harvest”) pursuant to the terms of an equity purchase agreement among the Corporation, Harvest Health & Recreation, Inc., Harvest and the “Seller” signatories thereto, dated June 22, 2020 (the “Purchase Agreement”).

(d) As used in this Certificate, the term “Holder” shall mean Harvest or one or more other holder(s) of shares of Series A Preferred Stock that is a subsidiary of Harvest.

2. Rank. All shares of the Series A Preferred Stock shall rank:

(a) senior to (i) the Corporation’s Class A voting Common Stock, $0.0001 par value per share, of the Corporation (the “Class A Common Stock”) or non-voting Class B common stock, $0.0001 par value per share, of the Corporation (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and (ii) except as set forth in Section 2(b) below, any other class of Preferred Stock which shall be specifically designated as junior to the Series A Preferred Stock, (collectively, with the Common Stock and Preferred Stock, the “Junior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

14

(b) pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”), it being understood that (i) the issuance of any Pari Passu Securities shall be subject to the prior approval and consent of Harvest, and (b) the Series A Preferred Stock shall be pari passu with and on parity to all classes or series of convertible Preferred Stock hereafter issued by the Corporation with the consent of Harvest; and

(c) junior to any class or series of secured debt securities or indebtedness of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends. Commencing September 30, 2020, the Series A Preferred Stock shall pay a quarterly dividend at the rate of 16% per annum (the “Stated Dividend”). The Stated Dividend shall accrue and shall be added to the face amount of the Series A Preferred Stock issuable upon conversion of the Series A Preferred Stock. In addition, the Holders of the Series A Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid on any Common Stock, and the Series A Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each Holder of Series A Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock. The right to dividends on shares of Series A Preferred Stock shall not be cumulative, and no right shall accrue to Holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

4. Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to aggregate number of shares of Series A Preferred Stock then outstanding multiplied by one hundred dollars ($100.00). If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with Holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

15

5. Voting Rights. Except as otherwise set forth herein, the Series A Preferred Stock shall vote together with the Class A Common Stock and not as a separate class on an “as converted” basis. Each share of Series A Preferred Stock shall have the number of votes equal to the result of dividing $67,500,000 by $1.00 per share, after giving effect to the 11-for-one forward stock split of outstanding Class A Common Stock which has been duly approved by the Corporation (the “Approved Stock Split”) and is to be consummated promptly following the completion of the pending Regulation A+ initial public offering of up to $50,000,000 of the Corporation’s Class A Common Stock at $11.00 per share, or an aggregate of 67,500,000 votes (as such number of votes may be adjusted by reason of any forward or reverse stock splits or recapitalization of the Corporation’s outstanding Class A Common Stock, other than the Approved Stock Split). Except as otherwise set forth herein, the Holders of Series A Preferred Stock shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock; in which event the Series A Preferred Stock may vote as a separate class with respect to such amendment. The Holders of each share of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with Holders of the Class A Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders. Fractional votes by the Holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Conversion.

(a) Optional Conversion. Harvest or any permitted Holder may convert all or any portion of the Series A Preferred Stock into shares of Hightimes Class A Common Stock, as traded on the OTCQX Market or other securities exchange, at a conversion price per share of USD$11.00, subject to adjustment in the event of any forward or reverse stock split of the Class A Common Stock; provided, that in no event shall the number of shares of Hightimes Class A Common Stock issuable upon full conversion of the Series A Preferred Stock (the “Conversion Shares”), exceed 19% of the issued and outstanding shares of Hightimes Class A Common Stock, after giving effect to such optional conversion.

(iv) Mandatory Conversion. To the extent not previously converted into Conversion Shares, the then outstanding shares of Series A Preferred Stock shall be subject to automatic conversion into Class A Common Stock on the earlier to occur of (a) two (2) years from the Initial Closing Date under the Purchase Agreement, or (b) if the market capitalization of the Class A Common Stock, based on the volume weighted average closing prices for any ten (10) consecutive trading days, shall equal or exceed USD$300,000,000. In either event, the per share conversion price of the Series A Preferred Stock shall be the volume weighted average closing price for any ten (10) consecutive trading days immediately preceding the date of automatic conversion (the “Mandatory Conversion Price”). Notwithstanding the foregoing, in no event shall the aggregate number of Conversion Shares exceed 19% of the issued and outstanding shares of Hightimes Class A Common Stock, after giving effect to any prior optional conversion or a mandatory conversion.

7. Notice of Conversion. Upon a Conversion of shares of Series A Preferred Stock, the Holder of Series A Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed notice of Conversion to the Corporation (Attention: Corporation), no later than ten (10) days prior to the record date of such Conversion (the “Notice of Conversion”) and (ii) the Holder of Series A Preferred Stock shall surrender or cause to be surrendered only those original certificates of Series A Preferred Stock that shall be converted into Conversion Shares (the “Series A Preferred Stock Certificates”), duly endorsed. Upon receipt by the Corporation of the Holder’s original certificates representing the Series A Preferred Stock subject to Conversion and the Notice of Conversion, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Series A Preferred Stock Certificates has been received and the date upon which the Corporation expects to deliver the Conversion Shares issuable upon such Conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion Shares.

16

8. Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “Original Issuance Date”), the shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by forward or reverse split(s) of the outstanding Class A Common Stock, recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each Holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such stock split(s), recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a Holder of the number of shares of Class A Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

9. Reservation of Class A Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

10. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

11. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

12. Redemption. The Series A Preferred Stock is not redeemable.

13. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Delaware General Corporation Law, of (i) a majority of the outstanding Series A Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Delaware General Corporation Law and the Certificate of Incorporation.

14. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series A Preferred Stock (the “Series A Majority Holders”):

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

(b) issue any additional shares of Series A Preferred Stock.

17

Notwithstanding the foregoing, no change pursuant to this Section 14 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

15. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

16. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

17. Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Series A Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

18. Certain Definitions. As used in this Certificate, the term “Subsidiary” shall mean, as it applies to Harvest, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by Harvest. The term “Person” shall mean any corporation, limited liability company, partnership, limited partnership, trust or other entity.

19. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are as set forth in the Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

* * * * *

18

The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on June 22, 2020.

HIGHTIMES HOLDING CORP.

By:
Name:	Adam E. Levin
Title:	Executive Chairman

19

EXHIBIT C

Allocation Schedule

Dispensary	Allocation
Harvest of Merced, LLC	$3,000,000.00
Harvest of Riverside, LLC dba Harvest of Homeland	$3,000,000.00
HAH 1 LLC (Blythe)	$5,500,000.00
HAH 2 CA LLC (Geary 152)	$6,000,000.00
HAH 3 LLC (San Bernardino)	$10,000,000.00
HAH 4 CA LLC (Geary 5600)	$6,000,000.00
HAH 5 LLC (Oakland)	$12,000,000.00
The Black Card LLC (Oakport)	$7,500,000.00
HAH Coalinga LLC (Coalinga)	$7,500,000.00
Reefside Health Center Inc. (Santa Cruz)	$7,000,000.00

20

EXHIBIT D

Representations and Warranties of the Parties

ARTICLE 1

REPRESENTATIONS AND WARRANTIES OF HARVEST HEALTH

AND THE SELLER

Except as set forth in the Seller Disclosure Letter as may be amended from time to time in accordance with Section 9(b) of this Purchase Agreement, Harvest Health, Enterprises and HOC hereby jointly and severally represent and warrant to Hightimes and Buyer as of the Effective Date and as of the Closing as follows in Sections 1.01 through 1.17:

Section 1.01 Organization. Enterprises is a corporation duly organized under the laws of the State of Delaware, HOC is a limited liability company duly organized and validly existing under the laws of the State of California and ICG was a corporation duly organized and validly existing under the laws of the State of Delaware prior to the ICG Conversion, and following the ICG Conversion and as of the Initial Closing, ICG is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, each Seller has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken or to be taken by each Seller in connection with this Purchase Agreement will be duly authorized on or prior to the Closing.

Section 1.02 Ownership. Enterprises is the record and beneficial owner of 100% of the issued and outstanding membership interests of ICG, free and clear of all Liens. Enterprises is the record and beneficial owner of 100% of the issued and outstanding equity of HOC. The authorized issued and outstanding equity of ICG as of immediately prior to the ICG Conversion is listed on Section 1.02 of the Seller Disclosure Letter. All of the outstanding shares of Harvest Health Common Stock are duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, there are no options, warrant or other rights to acquire any equity interests in any Seller. Except as set forth in Section 1.02 of the Seller Disclosure Letter and subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, there are no outstanding (A) notes, bonds, indentures, or debt securities convertible into or exchangeable for equity of any Seller, (B) options, warrants or other agreements or commitments to acquire from equity of any Seller, or (C) contracts requiring any Seller to repurchase, redeem or otherwise acquire any of its Equity.

Section 1.03 Seller and Related Persons. Except as set forth on the Seller Disclosure Letter, and subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, no Seller is a party to or the beneficiary of any contract with any Seller relating to the business of the Dispensaries or provides inventory or other products or services to any Seller outside the ordinary course of business (each a “Related Person”).

21

Section 1.04 Power and Authority. Subject to obtaining the Regulatory Approvals and Required Third-Party Approvals, each Seller has all requisite power and authority to execute and deliver this Purchase Agreement and the Exhibits hereto (collectively, the “Transaction Documents”), to carry out its respective obligations hereunder, and to consummate the transactions contemplated hereby. This Purchase Agreement has been duly executed and delivered by each Seller and (assuming due authorization, execution and delivery by Hightimes) constitutes the legal, valid and binding obligation of each Seller, enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 1.05 No Conflict. Except for the Regulatory Approvals, Required Third-Party Approvals or landlords consents or as otherwise set forth on the Seller Disclosure Letter, the execution, delivery and performance by each Seller of this Purchase Agreement and other Transaction Documents do not conflict with, violate or result in the breach of, or create any Lien on the equity of any Seller or any of the assets of a Seller pursuant to any Contract, instrument, or Law to which a Seller is a party or is subject or by any Seller or the Acquired Equity is bound. Except as set forth on the Seller Disclosure Letter, no governmental, administrative or other third-party consents or approvals are required to be obtained in connection with the execution and delivery of this Purchase Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 1.06 Litigation. Except as set forth on the Seller Disclosure Letter, there are no actions, suits, claims, investigations or other litigation pending or, to the knowledge of any Seller, threatened against or by any Seller or its assets, including litigation or legal proceedings that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Purchase Agreement or the other Transaction Documents.

Section 1.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Purchase Agreement based upon arrangements made by or on behalf of any Seller.

Section 1.08 Hightimes Securities. By its execution of this Purchase Agreement, Enterprises hereby expressly represents and warrants that:

(a) the Series A Preferred Stock and all shares of Hightimes Class A Common Stock issuable upon conversion of the Series A Preferred Stock (collectively, the “Hightimes Securities”) issuable under this Purchase Agreement are or shall be restricted securities and have not been registered for resale under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, transferred, hypothecated or assigned by Enterprises in the absence on a registration statement covering either or both of such Hightimes Securities that has been declared effective by the Securities and Exchange Commission (“SEC”) or the availability of an application exemption from the registration requirements of the Securities Act;

(b) such Hightimes Securities have been or shall be issued pursuant to Section 4(a)(2) of the Securities Act;

(c) Enterprises is acquiring Hightimes Securities for investment only and not with a view toward the immediate resale or distribution thereof;

(d) Enterprises has reviewed the SEC Reports filed by Hightimes with the SEC and understands the risks of its investment in Hightimes Securities.

22

Section 1.09 Compliance with Laws; Permits. Except as set forth in Section 1.09 of the Seller Disclosure Letter, each Harvest Dispensary and each HAH Dispensary (each a “Subject Dispensary” and collectively, the “Subject Dispensaries”) has complied, and is now complying, with all laws applicable to the conduct of its business as currently conducted or the ownership and use of its assets. All Permits required for the conduct of the business of the Harvest Dispensaries as currently conducted or for the ownership and use of the assets held by the Harvest Dispensaries has been obtained by such Harvest Dispensary or its affiliates and are valid and in full force and effect. Specifically, each Harvest Dispensary has passed each inspection by the Bureau of Cannabis Control or other Governmental Authority at each location with respect to its record keeping of each item of inventory purchased, sold and retained at such location, and no Harvest Dispensary has been cited for any violations and is not subject to any fines or penalties imposed by any Governmental Authority.

Section 1.10 Liabilities. Except as set forth on the Seller Disclosure Letter, no Harvest Dispensary has any material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise relating solely to the business of such Harvest Dispensary, except obligations arising under this Purchase Agreement.

Section 1.11 Contracts. HOC has provided Hightimes with true and complete copies of all material Contracts applicable to each Dispensary. Except as set forth on Section 1.11 of the Seller Disclosure Letter, all such Contracts are in full force and effect and are enforceable in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. Except as set forth on Section 1.11 of the Seller Disclosure Letter, no Harvest Dispensary is in breach of or in default under, and, to the knowledge of HOC, no other party to any such Contract is in breach of or in default under, any such Contracts, nor has any event occurred that, upon notice or the lapse of time, or both, would constitute such a breach or default. Neither HOC nor any Harvest Dispensary has received any written notice, and HOC has no knowledge, that any of the other parties under any such Contract has ceased, or intends to cease after the Closing, to do business with any Harvest Dispensary.

Section 1.12 Intellectual Property. Section 1.12 of the Seller Disclosure Letter identifies (i) each patent or registration which has been issued to each Harvest Dispensary with respect to any registered Intellectual Property relating to the business of the Subject Dispensaries, (ii) each pending patent application, (iii) all unregistered Intellectual Property and each application for registration which such Harvest Dispensary possesses or has made with respect to the business of the Subject Dispensaries. With respect to each item of Intellectual Property: (i) each Harvest Dispensary possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no litigation or legal proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of HOC, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; (iv) to the extent that HOC or any Harvest Dispensary is a party to any license, Contract or other permission to enable the business of the Subject Dispensaries to use any Intellectual Property, the applicable license, sublicense or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and will remain in full force and effect on identical terms following the consummation of the Transactions contemplated hereby; and (v) neither HOC nor Harvest Dispensary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

Section 1.13 Title to Included Assets. Except as expressly set forth on Section 1.13 to the Seller Disclosure Letter, each Harvest Dispensary has good and marketable title to all of the assets it owns or leases, free and clear of all Liens. Such assets are sufficient for the continued conduct of the business of the applicable Harvest Dispensary after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of such Harvest Dispensary as currently conducted.

23

Section 1.14 Accounts Receivable. To the Knowledge of HOC, all accounts receivable and rights to receive payments from customers and other third Persons are valid, enforceable and collectible in the ordinary course of the business of the Subject Dispensaries subject to doubtful accounts stated on the Financial Statements.

Section 1.15 Inventory. Section 1.15 of the Seller Disclosure Letter sets forth a list of all cannabis, cannabis oils, edibles, and cannabis related accessories located at each Dispensary’s location as at March 31, 2020 (the “Inventory’”). Such Inventory is and at Closing shall be, sufficient to enable each Harvest Dispensary to operate its business as presently conducted.

Section 1.16 Financial Statements. The financial statements of each Harvest Dispensary for the two fiscal years ended December 31, 2019 and December 31, 2020 and for the three months ended March 31, 2020 (the “Financial Statements”) have been or shall be prepared in accordance with generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods involved, subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements, when delivered). Such Financial Statements are based on the books and records of each Harvest Dispensary, and fairly present in all material respects the financial condition of the business of each Harvest Dispensary as of the respective dates they were prepared and the results of the operations of the business of each Harvest Dispensary for the periods indicated.

Section 1.17 Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, each Harvest Dispensary has a valid and subsisting leasehold estate (a “Lease”) in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens. HOC has supplied Hightimes with complete copies of, and a complete and correct list, as of the date hereof, of the all leases of real property at which a Harvest Dispensary conducts its business (the “Leased Real Estate”) including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither any Harvest Dispensary nor, to the knowledge of HOC, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF HIGHTIMES

Hightimes hereby represents and warrants to Seller that:

Section 2.01 Organization, Good Standing and Qualification. Each of Hightimes and HHI Acquisition Corp. (“HHI”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Hightimes and HHI each has full power and authority to own and use its properties and its assets and conduct Hightimes business as currently conducted. Neither Hightimes nor HHI is in violation of any of the provisions of its certificate of incorporation or bylaws (“Charter Documents”). Hightimes is duly qualified to conduct Hightimes business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect (i) material adverse effect on the legality, validity or enforceability of this Purchase Agreement, or (ii) a Hightimes MAC.

24

Section 2.02 Capitalization and Majority Ownership of Hightimes and HHI. As at the date of this Purchase Agreement, Hightimes is authorized to issue an aggregate of 110,000,000 shares of its Capital Stock, $0.0001 par value per share, of which (i) 100,000,000 shares are designated as Hightimes Common Stock, and (ii) 10,000,000 shares are designated as preferred stock (the “Hightimes Preferred Stock”), which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of Hightimes may, from time to time, designate. As of May 15, 2020, an aggregate of 25,294,398 shares of Hightimes Common Stock are issued and outstanding and no shares of Hightimes Preferred Stock is issued and outstanding. The shares of Hightimes Common Stock owned by its officers, directors and holders of 5% or more of the outstanding Hightimes Common Stock are reflected in Hightimes SEC Reports. The Hightimes Securities issued and issuable in accordance with the terms and conditions of this Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than those arising under federal or state securities laws). The issue and sale of Hightimes Securities will not result in a right of any holder of any securities of Hightimes to adjust the exercise, exchange or reset the price under such securities or give rise to any preemptive rights, rights of first refusal or other similar rights. Hightimes has made available to Enterprises true and complete copies of its Charter Documents, as in effect on the date hereof. HHI is a newly formed corporation with 1,000 shares of common stock authorized and outstanding and is a wholly owned subsidiary of Hightimes. Except for its execution of the Purchase Agreement, HHI has conducted no business and has no assets or liabilities.

Section 2.03 Authorization; Enforceability. Hightimes has all corporate right, power and authority to enter into, execute and deliver this Purchase Agreement and each other agreement, document, instrument and certificate to be executed by Hightimes in connection with the consummation of the transactions contemplated hereby and to perform fully its obligations hereunder and thereunder. All corporate action on the part of Hightimes necessary for the authorization execution, delivery and performance of this Purchase Agreement by Hightimes has been taken. This Purchase Agreement has been duly executed and delivered by Hightimes and (assuming due authorization, execution and delivery by the Seller and Enterprises) constitutes a legal, valid and binding obligation of Hightimes, enforceable against it in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 2.04 No Conflict; Governmental Consents. The execution and delivery by Hightimes of this Purchase Agreement and other Transaction Documents, the issuance of the Hightimes Securities and the consummation of the other transactions contemplated hereby or thereby do not and will not (i) result in the violation of any law by which Hightimes is bound, (ii) conflict with or violate any provision of the Charter Documents of Hightimes, or (iii)) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any Contract to which Hightimes is a party or by which it is bound or to which its properties or assets are subject, except for any breach, violation or default that would not constitute a Hightimes MAC. Except for the consent of ExWorks Capital Fund I, LP, the senior secured lender to Hightimes (the “Hightimes Senior Lender”) and the Regulatory Approvals, no approval by the holders of Hightimes Common Stock is required to be obtained by Hightimes in connection with the authorization, execution, delivery and performance of this Purchase Agreement or in connection with the authorization, issue and sale of Hightimes Securities, except as has been previously obtained.

25

Section 2.05 SEC Filings; Financial Statements

(a) SEC Filings. Hightimes has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2018 (the “Hightimes SEC Documents”). Hightimes has made available to Enterprises all such Hightimes SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of Hightimes SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Hightimes SEC Documents. None of Hightimes SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Hightimes’ direct or indirect Seller is required to file or furnish any forms, reports or other documents with the SEC. Hightimes has never been a “shell company” as such term is defined in Rule 144 under the US Securities Act.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Hightimes SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Semi Annual Reports on Form 1S-A); and (iii) fairly presented in all material respects the consolidated financial position of Hightimes and its consolidated Seller at the respective dates thereof and the consolidated results of Hightimes’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

Section 2.06 Litigation. Hightimes knows of no pending or threatened Legal Proceeding against Hightimes which would reasonably be likely to result in a Hightimes MAC. Hightimes is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority which would reasonably be likely to result in a Hightimes Material Adverse Effect.

26

EXHIBIT E

LOCK-UP AGREEMENT

THIS AGREEMENT is made as of June 22, 2020, between and among HARVEST HEALTH & RECREATION, INC., a British Columbia, Canada corporation (“Harvest”), HARVEST ENTERPRISES, INC., a Delaware corporation (“Enterprises”) and HIGHTIMES HOLDING CORP., a Delaware corporation (the “Company”). Harvest and Enterprises are hereinafter sometimes individually referred to as a “Stockholder” and collectively, the “Stockholders.”

RECITALS:

WHEREAS, in connection with an agreement, dated June 22, 2020 (the “Purchase Agreement”) among the Company, the Company’s subsidiary HHI Acquisition Corp., the Stockholders, Steve White and Harvest of California LLC, the Company has agreed to issue to Enterprises consideration consisting in part of up to 660,000 shares of the Company’s 16% Series A convertible preferred stock, having as stated and liquidation value of $100 per share (the “Series A Preferred Stock”); and

WHEREAS, by its terms the Series A Preferred Stock is convertible into shares of Class A Common Stock, $0.0001 par value per share of the Company (the “Hightimes Common Stock”), as set forth on Schedule A annexed hereto; and

WHEREAS, the Series A Preferred Stock and the Hightimes Common Stock are hereinafter collectively referred to as the “Subject Shares”); and

WHEREAS, Harvest is the parent of Enterprises and Enterprises may dividend or distribute the Subject Shares to Harvest;

WHEREAS, each Stockholder has agreed to have the Subject Shares locked up and restricted on “Transfer” (hereinafter defined) for a period of time following the “Initial Trading Date” (hereinafter defined); ;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1.	Each Stockholder hereby jointly and severally agrees that it will not, except as otherwise provided for in Section 2 below, during the applicable “Lock-up Period” (defined below) , directly or indirectly;

	a.	sell, offer, contract or grant any option or right to sell, pledge, transfer, or otherwise dispose of Subject Shares, whether owned of record or beneficially;

	b.	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Subject Shares, whether any such swap or other agreement or transaction is to be settled by delivery of Subject Shares, in cash or otherwise; or

	c.	publicly announce an intention to do any of the foregoing

(collectively a “Transfer”).

27

2.	For purposes of this agreement:

“Initial Trading Date” means the first date that Hightimes Common Stock commences trading on the OTCQX Market or other securities exchange.

“Lock-up Period” means the five (5) year period commencing on the Initial Trading Date and expiring;

i. in respect of the 100% of the Subject Shares, any time that is prior to 180 days following the Initial Trading Date;

ii. in respect of the first 10% of the Subject Shares, the date that is 180 days following the Initial Trading Date;

iii. in respect of the second 10% of the Subject Shares (cumulative 20% of the Subject Shares), the date that is 360 days following the Initial Trading Date;

iv. in respect of the third 10% of the Subject Shares (cumulative 30% of the Subject Shares), the date that is 540 days following the Initial Trading Date;

v. in respect of the fourth 10% of the Subject Shares (cumulative 40% of the Subject Shares), the date that is 720 days following the Initial Trading Date;

vi. in respect of the fifth 10% of the Subject Shares (cumulative 50% of the Subject Shares), the date that is 900 days following the Initial Trading Date;

vii. in respect of the sixth 10% of the Subject Shares (cumulative 60% of the Subject Shares), the date that is 1,080 days following the Initial Trading Date;

viii. in respect of the seventh 10% of the Subject Shares (cumulative 70% of the Subject Shares), the date that is 1,260 days following the Initial Trading Date;

ix. in respect of the eighth 10% of the Subject Shares (cumulative 80% of the Subject Shares), the date that is 1,440 days following the Initial Trading Date;

x. in respect of the ninth 10% of the Subject Shares (cumulative 90% of the Subject Shares), the date that is 1,620 days following the Initial Trading Date; and

xi. in respect of the balance of the Subject Shares (cumulative 100% of the Subject Shares), the date that is 1,800 days following the Initial Trading Date.

3.	Notwithstanding the restrictions on Transfers of Subject Shares described above, the undersigned may undertake any of the following Transfers of Subject Shares during the applicable Lock-up Period:

	a.	by way of pledge or security interest, provided that the pledgee or beneficiary of the security interest agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

	b.	a Transfer to any Affiliate of a Stockholder; provided, that as a condition to any such Transfer, the Affiliate shall agree in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

28

	c.	a Transfer in a private placement of the Subject Shares (not into the market) to any person, corporations, partnerships, limited liability companies or other entities (each a “Private Transferee”), so long as such Private Transferee agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

	d.	any transfer of Subject Shares pursuant to a bona fide third party take-over bid, merger, plan of arrangement or other similar transaction made to all holders of such Subject Shares, involving a change of control of Hightimes, provided that in the event that the take-over bid, merger, plan of arrangement or other such transaction is not completed, the Subject Shares owned by the undersigned shall remain subject to the restrictions contained in this agreement.

4.	Each Stockholder hereby represents and warrants that it has full power and authority to enter into this agreement and that, upon request, it will execute any additional documents necessary or desirable in connection with the enforcement hereof.

5.	This agreement is irrevocable and will be binding on each Stockholder and its successors, assigns, provided however that the Stockholders shall not assign this agreement without the prior written consent of Hightimes.

6.	This agreement shall be governed and construed in accordance with the laws of the State of California applicable therein. All matters relating hereto shall be submitted to the court of appropriate jurisdiction in the County of Los Angeles, State of California, for the purpose of this agreement and for all related proceedings.

7.	This agreement will terminate on the close of trading of Hightimes Common Stock on the date that the last Lock-up Period expires.

8.	This agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

Balance of page intentionally left blank- signature page follows

29

IN WITNESS WHEREOF, this Lock-Up Agreement has been duly executed by the parties set forth below as of June 22, 2020.

HIGHTIMES HOLDING CORP.

By:
Name:	Adam E. Levin
Title:	Executive Chairman

STOCKHOLDERS:

HARVEST ENTERPRISES, INC.

By
Name:	Steve White
Title:	Chief Executive Officer

HARVEST HEALTH & RECREATION, INC.

By
Name:	Steve White
Title:	Chief Executive Officer

30

EXHIBIT F

Form of Proxy

IRREVOCABLE PROXY

TO VOTE SECURITIES

OF

HIGHTIMES HOLDING CORP.

The undersigned (the “Security Holder”) holder of shares of 16% Series A voting convertible preferred stock (the Series A Preferred Stock”) of Hightimes Holding Corp., a Delaware corporation (the “Company”), hereby irrevocably and unconditionally (to the fullest extent permitted by applicable law) appoints Adam E. Levin (“Levin”) or his designee (together with Levin, the “Proxy Holder”), as the sole and exclusive attorney-in-fact and proxy of Security Holder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent permitted by applicable law) with respect to (a) all of the shares of Series A Preferred Stock and (b) all of the shares of Class A voting Common Stock of the Company issuable upon any optional or mandatory conversion of the Series A Preferred Stock (collectively the “Shares”) that now are or hereafter may be beneficially owned by Security Holder, all in accordance with the terms of this Irrevocable Proxy.

This Irrevocable Proxy is being issued pursuant to in a purchase agreement between the Company and the Security Holder and other entities, dated June 22, 2020 (the “Agreement”). Unless otherwise defined herein, all capitalized terms, when used herein shall have the same meaning as they are defined in the Agreement.

This Irrevocable Proxy shall be limited to and entitle the Proxy Holder to vote all Shares that are owned of record or beneficially by such Security Holder, or its Affiliates or transferees of such Shares, (a) in FAVOR of the election of director or directors of the Company that is or are nominated by the management of the Company and approved by the Proxy Holder, and (b) in connection with any other proposal submitted to stockholders of the Company, either (i) at any regular or special stockholders meeting of the Company in any proxy solicitation, or (ii) in connection with any written stockholder consents requested by the Company.

This Irrevocable Proxy shall become effective as of the date hereof (the “Effective Date”) and shall terminate on a date which shall be the first to occur of (a) a “Sale of Control” of the Company, (b) a sale of Shares into the market through customary brokers transactions, but only with respect to any Shares that are publicly sold by the Security Holder or its Affiliates or transferees into the market through customary brokers transactions, or (c) five (5) years following the Effective Date (the “Expiration Time”). For the avoidance of doubt, absent a Sale of Control, this Irrevocable Proxy shall continue to remain in effect with respect to any of the Shares that have not been sold into the market through customary brokers transaction until the Expiration Time.

Upon Security Holder’s execution of this Irrevocable Proxy, Security Holder agrees not to grant any subsequent proxies with respect to the Shares or such subject matter or enter into any agreement or understanding with any individual, corporation, partnership, limited liability company, trust or other entity (each a “Person”) to vote or give instructions with respect to such Shares or subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time.

Until the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to the Agreement, and is granted in consideration of the Company entering into the Agreement.

The Proxy Holder is hereby authorized and empowered by Security Holder, at any time prior to the Expiration Time, to act as Security Holder’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of Security Holder with respect to the voting of the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228(a) of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the Security Holders of the Company in every written consent in lieu of such meeting.

All authority herein conferred shall sale or liquidation of the Security Holder and any obligation of Security Holder hereunder shall be binding upon the successors and assigns of Security Holder and upon any Affiliate of Security Holder to whom the Shares may be transferred or assigned.

[SIGNATURE PAGE FOLLOWS]

31

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of the Proxy Holder. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated: June 22, 2020	HARVEST ENTERPRISES, INC.

By:
Steve White, Chief Executive Officer

Shares of Series A Preferred Stock: 660,000

32

Exhibit G

Form of Assignment and Assumption Agreement for ICG Assignment

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption Agreement”), dated as of June 22, 2020 (the “Effective Date”), by and between Interurban Capital Group, LLC, a Delaware limited liability company fka Interurban Capital Group, Inc, a Delaware corporation (the “Assignor” or “ICG”) and Harvest HaH WA, Inc., a Delaware corporation (the “Harvest HaH WA” or “Assignee”) in consideration of the mutual promises and obligations as set forth herein and such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged.

WHEREAS, ICG is a wholly-owned subsidiary of Harvest Enterprises, Inc. and disregarded for federal and state income tax purposes;

WHEREAS, Harvest HaH WA is also a wholly-owned subsidiary of Harvest Enterprises, Inc. and joins with Harvest Enterprises, Inc. and other affiliated corporations in filing a consolidated federal income tax return;

WHEREAS, ICG desires to transfer the Retained Assets (as defined below) to Harvest HaH WA subject to the Retained Labilities (as also defined below), and Harvest HaH Wa desires to accept the assignment of the Retained Assets and to assume the Retained Liabilities pursuant to the terms and conditions of this Agreement; and

WHEREAS, because ICG is disregarded for federal and state income tax purposes, the Retained Assets and Retained Liabilities are treated as the assets and liabilities of Harvest Enterprises, Inc., and the assignment of the Retained Assets will be treated as a tax-free contribution of the Retained Assets by Harvest Enterprises, Inc. to the capital of Harvest HaH Wa and the assumption by Harvest HaH Wa of the Retained Liabilities from Harvest Enterprises, Inc.

WHEREAS, this Assignment and Assumption Agreement is being executed in connection with the Purchase Agreement (the “Purchase Agreement”), dated June 10, 2020, by and among HHI Acquisition Corp., a Delaware corporation (the Buyer”) and a wholly-owned subsidiary of Hightimes Holding Corp., a Delaware corporation (“Hightimes”), Harvest Enterprises, Inc., a Delaware corporation (“Enterprises”), Steve White (“White”) and Harvest of California LLC, a California limited liability company (“HOC” and together with White and Enterprises, individually and collectively, the “Seller”).

WHEREAS, capitalized terms used but not defined herein have the meanings given them in the Purchase Agreement.

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1. ICG hereby sells, grants, conveys, assigns, transfers and delivers all of its rights, title and interest to Harvest HaH WA and Harvest HaH WA hereby accepts the transfer, assignment, conveyance and grant of ICG’s rights, title and interest in or to the following:

33

(i) WA Call Option Agreements as identified on the attached Schedule “A” and made a part hereof;

(ii) WA Service Contract Agreements as identified on the attached Schedule “B” and made a part hereof;

(iii) Intellectual Property and Personal Property as identified on the attached Schedule “C” and made a part hereof;

(iv) Arbitration and Litigation Proceeds as identified on the attached Schedule “D” and made a part hereof;

(v) Insurance Policy and Proceeds as identified on the attached Schedule “E” and made a part hereof;

(vi) Pledge Agreements as identified on the attached Schedule “F and made a part hereof;

(vii) Other Agreements as identified on the attached Schedule “G” and made a part hereof;

(viii) any and all amounts due to ICG by HAH Oregon, LLC, an Oregon limited liability company (“HAH Oregon”) as a result of any loan, advances or other payments made by ICG to HaH Iowa or the HAH Oregon or payments made by ICG on behalf of HAH Oregon and all rights, claims, causes of action and demands of whatever kind and nature which ICG has or may have against HAH Oregon;

(ix) all right, title and interest in 100% of the membership interests of Cardinal Calculations, LLC, a Delaware limited liability company; and

(x) all right, title and interest in that certain Modification Agreement between ICG and High Alpine Advisors, LLC dated March 13, 2020 (the “High Alpine Loan Modification Agreement”) and that certain Secured Convertible Note in the principal amount of $19,128,100 dated March 13, 2020 issued by ICG in favor of High Alpine Investors, LLC (the “High Alpine Note”) pursuant to the terms of the High Alpine Loan Modification Agreement.

Those items as identified above in subsections (i) through (x) (collectively, the “Retained Assets”) shall be transferred, conveyed, assigned and delivered to Harvest HaH WA subject to all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind which may be related to the Retained Assets (collectively, the “Retained Liabilities”). Such sale, transfer, conveyance and assignment shall be effective as of the Effective Date.

2. Harvest HaH WA hereby accepts and assumes to be solely liable and responsible for the Retained Liabilities associated with the ownership after the Closing Date of the Retained Assets. Except as set forth above, Harvest HaH WA is not assuming any liabilities or obligations of ICG whatsoever, and ICG shall continue to be fully responsible for those liabilities and obligations.

34

3. By their execution of this Assignment and Assumption Agreement, each of Assignor, Enterprises and Harvest Health & Recreation, Inc., the parent of Enterprises do hereby covenant and agree that (a) that the Retained Assets do not relate to, and are not used in connection with, the business of the HAH Dispensaries, and (b) that, in accordance with the terms and conditions of the Purchase Agreement, Buyer is acquiring all of Assignor’s right, title and interest in all of the assets and properties which relate to, or are used in connection with, the business of the HAH Dispensaries.

4. ICG covenants and agrees that in the event that (i) the Retained Assets or other rights covered in this Assignment and Assumption Agreement cannot be transferred or assigned by it without the consent of or notice to a third party and in respect of which any necessary consent or notice has not as of the date hereof been given or obtained, or (ii) the Retained Assets or rights are non-assignable by their nature and will not pass by this Assignment and Assumption Agreement, the beneficial interest in and to the same will in any event pass to Harvest HaH WA, as the case may be; and ICG covenants and agrees (in each case without any obligation on the part of ICG to incur any out-of-pocket expenses) (a) to hold, and hereby declares that it holds, such property, Retained Assets or rights in trust for, and for the benefit of, Harvest HaH WA, (b) to cooperate with Harvest HaH WA in Harvest HaH WA’s efforts to obtain and to secure such consent and give such notice as may be required to effect a valid transfer or transfers of such Retained Assets or rights, (c) to cooperate with Harvest HaH WA in any reasonable interim arrangement to secure for Harvest HaH WA the practical benefits of such Retained Assets pending the receipt of the necessary consent or approval, and (d) to make or complete such transfer or transfers as soon as reasonably possible.

4. ICG further agrees (without any obligation on the part of ICG to incur any out-of-pocket expenses) that it will at any time and from time to time, at the request of Harvest HaH WA, execute and deliver to Harvest HaH WA any and all other and further instruments and perform any and all further acts reasonably necessary to vest in Harvest HaH WA the right, title and interest in or to any of the Retained Assets which this instrument purports to transfer to Harvest HaH WA.

5. Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to Harvest HaH WA and upon any notarization, certification, verification or affidavit by any notary public, officer, director or duly authorized representative of ICG or Harvest HaH WA, relating to the authorization, execution and delivery of this Assignment and Assumption Agreement or to the authenticity of any copy, conformed or otherwise, hereof.

6. All of the terms and provisions of this Assignment and Assumption Agreement will be binding upon ICG and its successors and assigns and will inure to the benefit of Harvest HaH WA and its successors and assigns.

7. This Assignment and Assumption Agreement shall be governed by the laws of the State of Washington, without regard to conflicts of law principles thereunder.

8. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page]

35

IN WITNESS WHEREOF, each of the parties has caused this Assignment and Assumption Agreement to be executed as of the date and year first set forth above.

INTERURBAN CAPITAL GROUP, LLC

By:
Name:
Title:

HARVEST HAH WA, LLC

By:
Name:
Title:

HARVEST ENTERPRISES, INC.

By:
Name:
Title:

HARVEST HEALTH & RECREATION, INC.

By:
Name:
Title:

36